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Exhibit 99.1

PRESS RELEASE
For:	THE MACERICH COMPANY
MACERICH ANNOUNCES STRONG QUARTERLY RESULTS

        SANTA MONICA, CA, August 1, 2016—The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter ended June 30, 2016, which included net income attributable to the Company of $45.2 million or $.31 per share-diluted for the quarter ended June 30, 2016 compared to net income attributable to the Company for the quarter ended June 30, 2015 of $14.4 million or $.09 per share-diluted. For the quarter, funds from operations ("FFO") diluted was $160.3 million or $1.02 per share-diluted compared to $151.0 million or $.89 per share-diluted for the quarter ended June 30, 2015. A description and reconciliation of EPS per share-diluted to FFO-diluted is included in the financial tables accompanying this press release.

Results and Capital Highlights

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  Mall tenant annual sales per square foot for the portfolio were $626 for the year ended June 30, 2016 compared to $623 for the year ended June 30, 2015. On a same center basis sales per square foot were $644 for the year ended June 30, 2016 compared to $629 for the year ended June 30, 2015.

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  The releasing spreads for the year ended June 30, 2016 were up 16.1%.

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  Mall portfolio occupancy was 95.0% at June 30, 2016 compared to 95.5% at June 30, 2015.

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  On July 11, 2016, the Company completed an accelerated share repurchase ("ASR") program resulting in the retirement of 5.1 million shares of the Company at an average cost of $78.91.

        "During the second quarter we continued to improve our operating margins and to deliver strong releasing spreads. These were the key drivers to our positive earnings and FFO increases and exceptional same center net operating growth of 6.5% during the quarter." said Arthur Coppola, chairman and chief executive officer of Macerich.

Share Repurchase Program

        The Company has used a portion of the proceeds from joint ventures that were completed in October 2015 and January 2016 to complete a total of $1.2 billion of share repurchases under the Company's authorized share repurchase program. During a period from November 13, 2015 to January 19, 2016, the Company repurchased 5.11 million shares of Macerich common stock at an average share price of $78.26. From the period of February 18, 2016 to April 19, 2016, the Company retired 5.08 million shares at an average price of $78.69. The Company's third $400 million ASR program was completed on July 11, 2016 and retired 5.07 million shares at an average price of $78.91. The total shares repurchased under all three ASR programs was 15.3 million shares at an average price of $78.62.

Financing Activity

        The Company closed on a $375 million loan on The Shops at North Bridge on May 27, 2016. The loan is a 12 year fixed rate loan with an interest rate of 3.68% and a portion of the proceeds were used to pay off the prior loan of $189 million that had an interest rate of 7.50%.

        In addition, the Company has arranged for a $225 million loan at The Village at Corte Madera. The term is 12 years and the fixed interest rate is 3.50%. Closing is expected in August 2016.

        On July 6, 2016, the Company amended and extended its $1.5 billion line of credit. The new maturity of the facility is July 2020, extendable to July 2021 at the Company's election. The facility is expandable to $2.0 billion. At the Company's current leverage level the borrowing rate is LIBOR plus 1.33%.

2016 Earnings Guidance

        Management is revising its previous EPS guidance and is reaffirming its previous estimate of diluted FFO per share guidance for 2016. A reconciliation of estimated EPS to FFO per share-diluted follows:

2016 range
Diluted EPS	$3.83 - $3.93
Plus: real estate depreciation and amortization	3.07 - 3.07
Less: gain on sale of dispositions	2.85 - 2.85

Diluted FFO per share	$4.05 - $4.15

        Details of the guidance assumptions are included in the Company's Form 8-K supplemental financial information.

        Macerich, an S&P 500 company, is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.

        Macerich currently owns 55 million square feet of real estate consisting primarily of interests in 50 regional shopping centers. Macerich specializes in successful retail properties in many of the country's most attractive, densely populated markets with significant presence in the Pacific Rim, Arizona, Chicago, and the New York Metro area to Washington DC corridor. Additional information about Macerich can be obtained from the Company's website at www.macerich.com.

Investor Conference Call

        The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call. The call will be available on The Macerich Company's website at www.macerich.com (Investors Section). The call begins August 1, 2016 at 11:00 AM Pacific Time. To listen to the call, please go to the website at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com (Investors Section) will be available for one year after the call.

        The Company will publish a supplemental financial information package which will be available at www.macerich.com in the Investors Section. It will also be furnished to the SEC as part of a Current Report on Form 8-K.

        Note: This release contains statements that constitute forward-looking statements which can be identified by the use of words, such as "expects," "anticipates," "assumes," "projects," "estimated" and "scheduled" and similar expressions that do not relate to historical matters. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as national, regional and local economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; the liquidity of real estate investments, governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence which could adversely affect all of the above factors. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2015, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events unless required by law to do so.

(See attached tables)
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  Exhibit 99.1